Bear Stearns Series 2005-HE5
Aggregate Statement of Principal and Interest Distributions to Certificateholders for 2005

Class	Principal	Interest	Ending Principal Balance
I-A-1	53,715,742.29	2,451,753.66	82,476,257.71
I-A-2	0	1,274,149.38	56,024,000.00
I-A-3	0	265,204.60	11,341,000.00
II-A-1	39,091,425.88	3,216,267.79	119,114,574.12
II-A-2	9,772,732.91	814,469.49	29,778,267.09
M-1	0	965,470.98	40,184,000.00
M-2	0	776,238.10	30,529,000.00
M-3	0	227,134.32	8,872,000.00
M-4	0	211,761.41	7,306,000.00
M-5	0	199,401.57	6,784,000.00
M-6	0	164,970.44	5,219,000.00
M-7	0	176,759.13	4,697,000.00